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                    SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
                       OF NANTUCKET ISLAND ASSOCIATES LIMITED PARTNERSHIP


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                 NANTUCKET ISLAND ASSOCIATES LIMITED PARTNERSHIP
            SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

                           ---------------------------

      THE LIMITED PARTNER UNITS IN THIS PARTNERSHIP ARE BEING SOLD WITHOUT REGISTRATION UNDER THE SECURITIES LAWS OF CERTAIN STATES, IN RELIANCE UPON EXEMPTIONS THEREFROM. CONSEQUENTLY, LIMITED PARTNER UNITS IN THE PARTNERSHIP MAY NOT BE SOLD OR TRANSFERRED WITHOUT REGISTRATION OF SUCH UNITS UNDER SUCH SECURITIES LAWS UNLESS SUCH UNITS ARE SOLD IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION THEREUNDER. ADDITIONAL LIMITATIONS ON TRANSFER OF THE LIMITED PARTNER UNITS ARE CONTAINED HEREIN.


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                                TABLE OF SECTIONS

                                                                            Page
                                                                            ----

                                    ARTICLE I

Defined Terms................................................................  1

                                   ARTICLE II

                         Continuation, Purpose, and Term

2.1       Continuation.......................................................  6
2.2       Name, Principal Office, Registered Office and Registered Agent.....  6
2.3       Purpose............................................................  6
2.4       Authorized Acts....................................................  6
2.5       Term and Dissolution...............................................  8

                                   ARTICLE III

                                Partners; Capital

3.1       General Partner....................................................  8
3.2       Limited Partners...................................................  8
3.3       Partnership Capital................................................  9
3.4       Withdrawal of Capital..............................................  9
3.5       Liability of Limited Partners......................................  9
3.6       Limited Partners...................................................  9

                                   ARTICLE IV

                    Capital Contributions of Limited Partners


4.1       Payments........................................................... 10
4.2       Additional Capital Contributions by Limited Partners and
           Admission of Additional Limited Partners.......................... 10
4.3       Fees and Expense Reimbursements Paid to Certain Entities........... 10

                                    ARTICLE V

                Rights, Powers and Duties of the General Partner

5.1       Business Management and Control; Refinancing....................... 10
5.2       Duties and Obligations............................................. 11
5.3       Indemnification.................................................... 11
5.4       Liability of the General Partner to Limited Partners............... 12
5.5       Limited Partners' Right to Restrict General Partner's Authority.... 12
5.6       Operating Reserve; Capital Improvement Fund........................ 13
5.7       Other Activities................................................... 13


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                                                                            Page
                                                                            ----

                                   ARTICLE VI

                        Retirement of the General Partner

6.1       Retirement; Dissolution; Continuation.............................. 13

                                   ARTICLE VII

                Transferability of Limited Partnership Interests

7.1       Limited Right to Assign............................................ 14
7.2       Restrictions....................................................... 15
7.3       Substitute Limited Partners........................................ 15
7.4       Assignees.......................................................... 16
7.5       Lost Investor Certificates......................................... 16

                                  ARTICLE VIII

                                      Loans

8.1       In General......................................................... 16

                                   ARTICLE IX

                        Profits and Losses; Distributions

9.1       Profits and Losses................................................. 16

9.2       Distributions Prior to Dissolution................................. 21
9.3       Distributions On Dissolution....................................... 23
9.4       Changes in Percentage Interests.................................... 24

                                    ARTICLE X

               Books and Records, Accounting, Tax Elections, Etc.

10.1      Books and Records.................................................. 25
10.2      Bank Accounts...................................................... 25
10.3      Accountants........................................................ 25
10.4      Reports to Limited Partners........................................ 25
10.5      Tax Elections...................................................... 26
10.6      Special Basis Adjustments.......................................... 26
10.7      Fiscal Year and Accounting Method.................................. 26
10.8      Tax Matters Partner................................................ 26


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                                                                            Page
                                                                            ----

                                   ARTICLE XI

                               General Provisions

11.1      Restrictions on Transfer........................................... 26
11.2      Appointment of General Partner as Attorney in-Fact................. 27
11.3      Notices............................................................ 28
11.4      Word Meanings...................................................... 28
11.5      Binding Provisions................................................. 28
11.6      Applicable Law..................................................... 28
11.7      Counterparts....................................................... 28
11.8      Survival of Representations and Warranties......................... 28
11.9      Separability of Provisions......................................... 28
11.10     Investment Representation.......................................... 29
11.11     Paragraph Titles................................................... 29
11.12     Meeting of Partners................................................ 29
11.13     Amendment Procedure................................................ 29
11.14     Partition.......................................................... 30


                                        v


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STATE OF MASSACHUSETTS
COUNTY OF SUFFOLK, TO WIT:


      I hereby certify that on this __ day of ______, 1996, before me personally appeared _____________, to me known to be the person who executed the foregoing instrument as Officer/Agent of Three Winthrop Properties, Inc., as General Partner of the Partnership and as Attorney-in-fact for the Unitholders and Preferred Unitholders listed on Schedule A, who, being duly sworn, acknowledged that he is duly authorized to execute the same on behalf of such Partnership as Officer/Agent of its general partner and Unitholders and Preferred Unitholders as Attorney-in-fact.

      IN WITNESS WHEREOF, I have hereunto set my hand and official seal.


                                        ______________________
                                        Notary Public

My Commission Expires: _________

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                 NANTUCKET ISLAND ASSOCIATES LIMITED PARTNERSHIP

            SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

      Second Amended and Restated Agreement of Limited Partnership (the "Agreement") of Nantucket Island Associates Limited Partnership, a Delaware limited partnership (the "Partnership"), dated as of ____________, 1996, by and among Three Winthrop Properties, Inc., a Massachusetts corporation, as General Partner, those persons named on the Schedule as Unitholders and those persons named on the Schedule as Preferred Unitholders.

      WHEREAS, the Partnership is the subject of an Amended and Restated Limited Partnership Agreement, dated as of December 17, 1986, as amended thereafter (the "Prior Agreement");

      WHEREAS, the Partnership, pursuant to the Registration Statement has offered subscription rights to purchase an aggregate of 785 Preferred Units on terms more fully described in the Registration Statement and herein; and

      WHEREAS, the General Partner wishes to amend and restate the Prior Agreement to effect the issuance of the Preferred Units and the admission of the Preferred Unitholders to the Partnership.

      NOW, THEREFORE, the Prior Agreement is hereby amended to admit the persons listed on the Schedule as Preferred Unitholders and to amend and restate all of the provisions thereof so that the Prior Agreement, as amended and restated hereby, reads in its entirety as follows:

                                    ARTICLE I

                                  Defined Terms

      The capitalized terms used in this Agreement shall have the meanings specified below.


      "Accountants" means the firm of certified public accountants engaged by the General Partner on behalf of the Partnership.

      "Admission Date" means, as to each Limited Partner, the date on which his admission to the Partnership in accordance with Section 3.6 is duly recorded on an amendment to the Schedule and the records of the Partnership.

      "Affiliate" or "Affiliated Person" means the General Partner or any (i) member of the Immediate Family of the General Partner; (ii) legal representative, successor, or assignee of any Person referred to in the preceding clause (i); (iii) trustee of a trust for the benefit of any Person referred to in the preceding clauses (i) and (ii); (iv) Entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, any Person referred to in the preceding clause
(i); or (v) Person who is an officer, director, trustee, employee, stockholder (10% or more), or partner of any Person referred to in the preceding clauses (i) through (iv). For purposes of this definition, the term "control" means the ownership of 10% or more of the beneficial interest or the voting power of the appropriate Entity.

      "Agreement" means this Second Amended and Restated Limited Partnership Agreement, as it may be further amended from time to time.

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      "Capital Account" means, as to any Partner or class of Partners, the
Capital Contribution actually paid to the Partnership by the Partner or class (reduced by selling commissions attributable to such Partner and related expenses pursuant to Section 3.6.D), plus all income (including tax-exempt income), gain, or profits allocated to the Partner or class for Federal income tax purposes, minus the sum of (i) all losses or deductions allocated to the Partner or class, (ii) all distributions to the Partner or class, and (iii) such Partner or class' distributive share of expenditures of the Partnership described in Code Section 705(a)(2)(B) (relating to expenditures which are neither deductible nor properly chargeable to capital). In addition to the above provision, the Capital Account of any Partner shall be determined and maintained throughout the full term of the Partnership in accordance with the capital accounting Rules of Income Tax Regulation 1.704(1)(b)(2)(iv) including subparagraph (r) to the extent determined appropriate by the General Partner pursuant to Section 11.13.B.

      "Capital Contribution" means $80,000 per Unit for each Unitholder and $13,333 per Preferred Unit for each Preferred Unitholder and for the General Partner shall mean the aggregate of the amount of cash heretofore contributed by the General Partner and the amount to be contributed by the General Partner in connection with the issuance of the Preferred Units.

      "Capital Improvement Fund" means the fund to be set aside from the Capital Contributions of the Limited Partners for use as described in Section 5.6.


      "Capital Proceeds" means the net cash proceeds received by the Partnership from a Capital Transaction after payment of all expenses related to such Capital Transaction but prior to payment of debts and obligations of the Partnership, or funding of reserves.

      "Capital Transaction" means any transaction the proceeds of which do not constitute Cash Flow, including a refinancing of the Mortgage Loan or a sale, exchange, condemnation (or similar eminent domain taking), casualty, or other disposition of all or any portion of the assets of the Partnership.

      "Cash Flow" shall have the meaning provided in Section 9.2.A.

      "Certificate" means the Certificate of Limited Partnership establishing the Partnership, as filed in the office of the Secretary of State of Delaware on December 17, 1986, as it may be amended from time to time in accordance with the terms of this Agreement and the Uniform Act.

      "Code" means the Internal Revenue Code of 1986.

      "Consent of the Limited Partners" means the written consent or approval of Limited Partners owning in the aggregate Units and Preferred Units representing more than 50% of the votes, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement. Each Unit shall entitle the holder thereof to one vote and each Preferred Unit shall entitle the holder thereof to 1/7 of one vote on all matters on which a Unitholder has a right to vote. Consent shall be deemed to be granted if the General Partner makes a written request for the consent of the Limited Partners to a particular action, unless the General Partner receives written refusals to consent within 30 days of the request from Limited Partners owning in the aggregate Units and Preferred Units representing more than 50% of the votes.

      "Entity" means any general partnership, limited partnership, corporation, joint venture, trust, business trust, cooperative, or association.

      "Event of Bankruptcy" means as to the General Partner:

            (a) his or its filing a petition commencing a case as a debtor under the Bankruptcy Code (as now or in the future amended), or the commencement of an involuntary case against him or it under

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      the Bankruptcy Code and the earlier of the entry of an order for relief or the appointment of an interim trustee to take possession of his or its estate and/or to operate any portion of his or its business;

            (b) his or its making a general assignment for the benefit of his or its creditors;

            (c) his or its consenting to the appointment of a receiver for all or a substantial part of his or its property;

            (d) the entry of a court order appointing a receiver or trustee for all or a substantial part of his or its property without his or its consent;

            (e) the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of his or its property.

      "First Winthrop" means First Winthrop Corporation, a Delaware corporation.

      "Gain or Loss from a Capital Transaction" means the gain or loss recognized by the Partnership as a result of a Capital Transaction as determined for Federal income tax purposes by the Accountants, but without regard to any adjustments to basis pursuant to Sections 734 and 743 of the Code.

      "General Partner" means any Person designated as a General Partner in the Schedule or any Person who becomes a General Partner as provided in this Agreement, including a substitute General Partner, in that Person's capacity as a General Partner.

      "Immediate Family" means, with respect to any Person, his spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, children-in-law, and grandchildren-in-law.

      "Improvements" means the Nantucket Boat Basin structures and the hotel buildings, cottages, retail rental buildings and other structures situated on the Land.

      "Interest" or "Partnership Interest" means the ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

      "Invested Capital" as to each Unitholder means $80,000 per Unit.

      "Investor Certificate" means the certificate, in the form of Exhibits A and/or B to this Agreement, issued to each Unitholder and Preferred Unitholder, as applicable; it being understood that such Investor Certificate and the Interest it represents shall for all purposes be considered a "Certificated Security" for purposes of Article VIII of the Uniform Commercial Code of the State of Delaware.

      "Land" means the parcels of land located on Nantucket Island, Massachusetts, owned by Sherburne Associates, including the land upon which the Improvements are located.

      "Limited Partner" or "Limited Partners" means the Unitholders and the Preferred Unitholders.

      "Management Agent" means Winthrop Property Management Co., Inc., the managing and rental agent for the Property, or any subsequent agent, as provided in the Management Agreement.


      "Management Agreement" means the agreement to he entered into between the Management Agent and Sherburne Associates with respect to management of the Property.

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      "Management Fee" means the fee payable by the Partnership to the
Management Agent for management services pursuant to the Management Agreement. This fee shall be pro rated for any fiscal period less than a year and shall he deemed to be a Property Expense.

      "Minimum Gain" means the excess of the outstanding principal balance of the non-recourse debt secured by the Property (excluding any portion of the principal balance which would not be treated as an amount realized under Section 1001 of the Code and Income Tax Regulation 1.1001-2(a) if the debt were foreclosed upon) over the adjusted basis of the Property for Federal income tax purposes.

      "Mortgage Documents" means the mortgage, security agreement and financing statements and assignments of leases, rents, issues and profits, and any other agreements entered into by the Mortgage Lender and the Partnership in connection with the Mortgage Loan, and shall include, where the context admits, any mortgage or deed of trust to the extent secured by the Property, security agreement, modification agreement, allonge, or financing statement and the promissory note or other credit instrument evidencing the debt thereunder and any other instrument in connection with the Mortgage Loan which is binding on the Partnership. If the Mortgage Loan is replaced by any subsequent mortgage or mortgages, the term Mortgage Documents shall refer to any subsequent mortgage or mortgages.

      "Mortgage Lender" means The Bankers Trust Company of New York or other mortgage lender as described in the Registration Statement.

      "Mortgage Loan" means the loan that will be made by the Mortgage Lender to the Partnership in the amount of $27,000,000 which is expected to be on the terms described in the Mortgage Documents.

      "NIA Operating Associates" means NIA Operating Associates Limited Partnership, a Massachusetts limited partnership.

      "Net Income or Net Loss" for any fiscal year means the net income or net loss of the Partnership for the year as determined for Federal income tax purposes by the Accountants (a) excluding Gain or Loss from a Capital Transaction; (b) determined without regard to any adjustments to basis pursuant to Section 743 of the Code; (c) if, and to the extent that, assets of the Partnership have been reflected in the Capital Accounts of the Partners and on the books of the Partnership at their respective fair market values rather than their adjusted bases for tax purposes, by computing items of gain, loss, and deduction based upon such assets' values as reflected on the Partnership's books; (d) by including as an item of gross income any tax-exempt income received by the Partnership; and (e) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Code Section 709(b)) or to promote the sale of interests in the Partnership and deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(l) or
Section 707(b) of the Code shall be treated as expenditures described in Section 705(a)(2)(B) of the Code).

      "Non-Terminating Capital Transaction" means a Capital Transaction which does not result in liquidation, dissolution, or termination of the Partnership.

      "Operating Reserve" means the operating reserve in an amount determined from time to time by the General Partner. This Reserve shall be available for the use of the Partnership as described in Section 5.6.

      "Partner" means any General Partner or Limited Partner.

      "Partnership" means the limited partnership governed by this Agreement as constituted and amended from time to time.

      "Partnership Administrative and Investor Services Fee" means the fee described in Section 4.3.A.

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      "Percentage Interest" means, as to a Partner, the applicable percentage specified in the Schedule.

      "Person" means any individual or Entity, and his or its heir, executor, administrator, legal representatives, successor, and assigns where the context requires. Unless the context otherwise requires, the singular shall include the plural, and the masculine gender shall include the feminine and the neuter and vice versa.

      "Preferred Invested Capital" means, as to each Preferred Unitholder, $13,333 per Preferred Unit, reduced (but not below zero) by the amount of any prior distribution to such Preferred Unitholder under Section 9.2.D(i)(B).

      "Preferred Unitholder" means any Person designated as such in the Schedule or any Person who becomes a Preferred Unitholder as provided in this Agreement, including a substitute Preferred Unitholder, in that Person's capacity as a Preferred Unitholder.

      "Preferred Unit" means an interest in the Partnership held by a Preferred Unitholder as such, as set forth on the Schedule.

      "Property" means the Land and the Improvements thereon, consisting of a portfolio of properties located on Nantucket Island, Massachusetts, including two hotels, 51 retail buildings, 40 rental units located in the Wharf Cottages, a boat basin capable of accommodating approximately 250 yachts, and employee housing for approximately 150 persons.

      "Property Expenses" means all the costs and expenses of any type incurred incident to the ownership and operation of the Property, including, without limitation, taxes, payments of principal and interest on the Mortgage Loan or any other Partnership loans, maintenance, repairs and capital improvements to the Property, the Management Fee, and the Partnership Administrative and Investor Services Fee, and the funding of any reserves, deposits, escrow accounts, or fees required to be maintained or paid by the Mortgage Documents. Property Expenses shall be determined on an accrual basis of accounting regardless of the basis upon which the books of the Partnership are kept for other purposes.

      "Registration Statement" means the Partnership's registration statement on Form S-3 (SEC Registration No. 33-_____) declared effective on _____________ ___, 1996.

      "Retirement" (including Retire, Retired, and Retiring) means, as to the General Partner, and shall be deemed to have occurred automatically upon the occurrence of, an Event of Bankruptcy, dissolution, or voluntary or involuntary withdrawal of the General Partner for any reason.

      "Schedule" means the Schedule of Partners attached as Schedule A, as amended from time to time.

      "Sherburne Associates" means Sherburne Associates, a Massachusetts general partnership which owns the Property.

      "State" means the State of Delaware,

      "Substitute Limited Partner" means any Person who is admitted to the Partnership as a Limited Partner under the provisions of Article VII.

      "Terminating Capital Transaction" means a Capital Transaction which results in the termination of the Partnership. The term shall also include the receipt and collection of notes, if any, and payments thereon or any other consideration received or to be received by the Partnership upon such a Transaction during the winding up of Partnership affairs.

      "Three Winthrop" means Three Winthrop Properties, Inc., a Massachusetts corporation that is a wholly-owned subsidiary of First Winthrop and is the General Partner.

      "Transfer Application" means the application required to be delivered to the General Partner by a proposed Transferee in connection with the Transfer of Unit(s) and/or Preferred Units, as applicable, as described in Section 7.3.C.


      "Uniform Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. 17-101 et seq., as amended or modified from time to time.

      "Unit" means an interest in the Partnership held by a Unitholder as set forth as the Limited Partner's Percentage Interest on the Schedule.

      "Unitholder" means any Person designated as such in the Schedule or any Person who becomes a Unitholder as provided in this Agreement, including a substitute Unitholder, in that Person's capacity as a Unitholder.

      "WFA" means Winthrop Financial Associates, A Limited Partnership, a Maryland limited partnership.

                                   ARTICLE II

                         Continuation, Purpose, and Term

      Section 2.1 Continuation

      The parties hereto hereby agree to continue the limited partnership known as Nantucket Island Associates Limited Partnership as a limited partnership under the provisions of the Uniform Act.

      Section 2.2 Name, Principal Office, Registered Office and Registered Agent

      The Partnership shall continue to be conducted under the name of Nantucket Island Associates Limited Partnership. The principal office of the Partnership is One International Place, Boston, MA 02110. The General Partner may at any time change the location of the principal office and shall give due notice of any such change to the Limited Partners. The address of the Registered Office of the Partnership in the State of Delaware is c/o The Prentice-Hall Corporation, 32 Loockerman Square, Suite L-100, Dover, Delaware 19901. The Registered Agent for service of process in the State of Delaware is The Prentice-Hall Corporation, 32 Loockerman Square, Suite L-100, Dover, Delaware 19901.

      Section 2.3 Purpose

      The purposes of the Partnership are to acquire, improve, maintain, operate, lease, sell, dispose of and otherwise deal with NIA Operating Associates, including, without limitation, causing NIA Operating Associates to own and operate Sherburne Associates and causing Sherburne Associates to own and operate the Property, together with such other activities as may be necessary, advisable or convenient to the business of the Partnership. The Partnership and the Partners (consistent with their obligations as set forth in this Agreement) shall use their best efforts to cause NIA Operating Associates to cause Sherburne Associates to own and operate the Property in accordance with all applicable laws and regulations and shall take all steps necessary on a best efforts basis to promote both the financial and economic viability of the Partnership, NIA Operating Associates, Sherburne Associates and the Property and the distribution of Cash Flow to the Partners. The Partnership shall not engage in any other business or activity.

      Section 2.4 Authorized Acts

      In furtherance of its purposes, but subject to all other provisions of this Agreement, the Partnership by its General Partner is hereby authorized:

            (i) to acquire by purchase, lease. or otherwise deal with any partnership interests and/or real or personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

            (ii) to cause NIA Operating Associates to cause Sherburne Associates to prepay in whole or in part, refinance, recast, increase, modify, or extend any mortgage of Sherburne Associates, including any mortgage affecting the Property and, in connection therewith, to execute extensions, modifications or renewals of mortgages on the Property, and to enter into any required transfer of assets for security or mortgage purposes; and to sell, lease, convey or exchange all or substantially all of the assets of the Partnership;

            (iii) to establish any reserves for working capital needs, repairs, improvements or replacements or for other contingencies of the Partnership and release funds from these reserves to the extent that the General Partner no longer regards such reserves as reasonably necessary for the efficient conduct of the affairs of the Partnership;

            (iv) to cause NIA Operating Associates to cause Sherburne Associates to employ and supervise a Management Agent, including any Affiliate of a Partner, to manage the Property;

            (v) to employ such other management or service personnel as may from time to time be required to carry on the business of the Partnership;

            (vi) to cause NIA Operating Associates to cause Sherburne Associates to obtain and keep in force during the term of the Partnership such fire and extended coverage, workmen's compensation, liability and other insurance in favor of the Partnership, NIA Operating Associates and Sherburne Associates as the General Partner deems appropriate, and is satisfactory to the Mortgage Lender;

            (vii) to cause NIA Operating Associates to cause Sherburne Associates to enter into any (1) easement, right of way, utility, or other agreements necessary for the development and operation of the Property;
      (2) easement, cross-easement, right of way, or other agreement required to permit access over, through, and across the Property (to serve adjoining properties, for vehicular and pedestrian access, utility installation and maintenance, and for other purposes); and (3) agreements with respect to use of Property facilities; provided that all of the foregoing shall be accomplished in accordance with applicable laws and regulations;


            (viii) to invest in interest-bearing accounts and short-term investments, including obligations of Federal, state, and local governments and their agencies, mutual funds, commercial paper, and certificates of deposit of commercial banks, savings banks, or savings and loan associations;

            (ix) to borrow money and issue evidences of indebtedness in furtherance of any of the purposes of the Partnership, and to secure any such debt by mortgage, pledge, or other lien on any of the assets of the Partnership;

            (x) to borrow money on the general credit of the Partnership and Sherburne Associates for use in the Partnership's and Sherburne Associates' business and to take any action and enter into any agreement necessary or advisable in connection with any such borrowing;

            (xi) to bring and defend actions at law or suits in equity;

            (xii) to purchase, cancel or otherwise retire or dispose of the Units or Preferred Units of any Partner according to the express provisions of this Agreement;

            (xiii) to execute and deliver all documents for the sale of Units or Preferred Units including, without limitation, the Registration Statement and filings under the Securities Act of 1933, as amended, and any other Federal and state laws relating to the sale of securities;

            (xiv) to execute and deliver, and perform the terms, covenants, and obligations of NIA Operating Associates and Sherburne Associates under the partnership agreements of NIA Operating Associates and Sherburne Associates and all other agreements, instruments, and documents as may be necessary, appropriate or desirable, in the sole judgment of the General Partner, in connection with NIA Operating Associates and Sherburne Associates;

            (xv) to give the consent of the Partnership in its capacity as managing general partner of NIA Operating Associates or of NIA Operating Associates in its capacity as a general partner of Sherburne Associates to any action proposed to be taken by NIA Operating Associates or Sherburne Associates requiring such consent and otherwise to act for and on behalf of the Partnership in its capacity as a general partner of NIA Operating Associates or in NIA Operating Associates' capacity as a general partner of Sherburne Associates; and

            (xvi) to execute any agreement on behalf of the Partnership, or to cause the Partnership as the general partner of NIA Operating Associates on behalf of Sherburne Associates to execute any agreement and to enter into any transactions described in the Registration Statement; and


            (xvii) to enter into any kind of activity and to carry out contracts of any kind necessary to, or in connection with, or incidental to, the purposes of the Partnership, NIA Operating Associates and Sherburne Associates so long as the activities and contracts may be lawfully entered into or carried on by a partnership under the laws of the State.

      Section 2.5 Term and Dissolution

      The Partnership shall continue in effect until December 31, 2035, except that the Partnership shall be dissolved prior to that date if any of the following events occurs:

            (i) the sale or other disposition of all or substantially all the assets of the Partnership in accordance with Section 5.1 unless the General Partner, with the Consent of the Limited Partners, elects to continue the Partnership business in accordance with that Section solely for the purpose of receiving and collecting a note or notes or any other consideration to be received in exchange for the assets of the Partnership;

            (ii) the Retirement of the General Partner, if the Partnership is not continued as provided in Section 6.1; or

            (iii) the election to dissolve the Partnership made in writing by the General Partner with the Consent of the Limited Partners. Upon completion of winding up of the affairs of the Partnership, the General Partner (or its trustees, receivers, successor, or legal representatives) shall cause the cancellation of the Certificate and shall, unless the Partnership is continued pursuant to Sections 5.1.C or 6.1, liquidate the Partnership assets and distribute the proceeds in accordance with Section
      9.3. Notwithstanding the foregoing, if the General Partner determines that an immediate sale of part or all of the Partnership's assets would cause undue loss to the Partners, the General Partner may either (i) defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy the Partnership's debts and obligations; or (ii) distribute the assets to the Partners in kind.

                                   ARTICLE III

                                Partners; Capital

      Section 3.1 General Partner

      A. The General Partner is Three Winthrop and its Capital Contributions are set forth in the Schedule.


      B. The General Partner shall have the right to admit any Person as an additional or substitute General Partner with the Consent of the Limited Partners. The Limited Partners recognize that this procedure is necessary for the orderly and efficient operation of the business of the Partnership.

      Section 3.2 Limited Partners

      The Limited Partners are the Limited Partners designated as Limited Partners on the Schedule. The names, addresses, Capital Contributions, and Percentage Interests of the Limited Partners are set forth in the Schedule.

      Section 3.3 Partnership Capital

      The capital of the Partnership shall be the aggregate amount of cash contributed by the General Partner and the Limited Partners as set forth in the Schedule. Except as otherwise provided herein, no interest shall be paid by the Partnership on any Capital Contribution.

      Section 3.4 Withdrawal of Capital

      Except as otherwise provided herein, no Partner shall have the right to withdraw any part of his Capital Contribution from the Partnership until December 31, 2035. No Partner shall have the right to demand and receive property of the Partnership, instead of cash, in return of his Capital Contribution except as specifically provided in this Agreement. All rights to withdraw a Partner's Capital Contribution shall be subject to the provisions of the Uniform Act. In any event, the General Partner shall not be liable for the return of any Partner's capital.

      Section 3.5 Liability of Limited Partners

      No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership.

      Section 3.6 Limited Partners

      A. Each Limited Partner shall be admitted to the Partnership as of the date on which an amendment is made to the Schedule listing his name, address, Capital Contribution, and Percentage Interest.

      B. Each Limited Partner agrees, by the execution of this Agreement or as a result of being admitted to the Partnership as a Substitute Limited Partner pursuant to Article VII, and as a condition of receiving any interest in the Partnership property, to be bound by the terms and provisions of this Agreement and any other documents required in connection therewith. Each Limited Partner also agrees to accept any other terms and conditions set forth in writing at the time of admission which are determined to be reasonably necessary by the General Partner.

      C. Upon the admission of each Limited Partner, the Schedule shall be amended to reflect his name, address and Capital Contribution. Each Limited Partner may become signatory hereto by his attorney-in-fact signing a conformed copy of this Agreement pursuant to the power of attorney contained in his subscription documents. Each Limited Partner shall thereupon be deemed to have adopted and to have agreed to be bound by all the provisions of this Agreement; provided, however, that no such signed copy shall be binding until it has been signed by the General Partner. The Partnership shall thereupon issue to each Limited Partner an Investor Certificate as evidence of his Interest in the Partnership. All Investor Certificates shall be held in trust by the Partnership on behalf of the Limited Partners.

      D. To the extent that the Partnership makes any payment or payments which are treated as syndication expenses under Section 709 of the Code and are not amortized, such payment or payments shall be charged, at that time, against the Limited Partners' Capital Accounts. If at any time thereafter, the Partnership takes a deduction for Federal income tax purposes which is attributable to such payment or payments (or a portion thereof), such deduction shall be allocated solely to the Limited Partners, but no adjustment of the Limited Partners' Capital Accounts shall be made at such time. All amounts allocated under this
Section 3.6.D to the Limited Partners as a group shall be allocated among them pro rata based upon the Percentage Interest of each Limited Partner as set forth on the Schedule. Selling commissions shall be allocated under this Section 3.6.D and shall be charged to the Capital Account of such Partner based upon the selling commissions paid with respect to each Partner's Units.

                                   ARTICLE IV

                    Capital Contributions of Limited Partners

      Section 4.1 Payments The Unitholders and the Preferred Unitholders have made the Capital Contributions identified on the Schedule.

      Section 4.2 Additional Capital Contributions by Limited Partners and Admission of Additional Limited Partners

      A. In the event that the General Partner determines that it is in the best interests of the Partnership to raise additional capital for the Partnership, the General Partner may, without the Consent of the Limited Partners, sell additional limited partnership interests in the Partnership. Additional limited partnership interests may be sold on such terms and conditions, and additional Limited Partners shall have such rights and obligations, as the General Partner shall determine.

      B. In the event that the General Partner determines to issue and sell additional limited partnership interests as provided in Section 4.2.A, the General Partner shall, prior to the offer or sale of such interests to Persons other than the Limited Partners, offer such interests to the Limited Partners pro rata in accordance with their Percentage Interests for a 45-day period after notice to the Limited Partners of the terms and conditions of any offering of additional limited partnership interests. No fees will be payable to the General

Partner from the proceeds of the sale of such interests except for customary brokerage commissions on interests sold to Persons who are not Partners of the Partnership and except for reimbursement of any reasonable "out-of-pocket" expenses incurred in connection with the sale of such interests.

      Section 4.3 Fees and Expense Reimbursements Paid to Certain Entities

      A. For Partnership administration and other services, the Partnership will pay to the General Partner or its Affiliate an annual Partnership Administration and Investor Services Fee of $________ for calendar year 1996, increasing annually at the rate of 6%.

      B. The Partnership shall pay the Management Agent a monthly Management Fee as specified in the Management Agreement.

      C. The Partnership shall pay the General Partner or its Affiliate fees for various goods and services including without limitation insurance coverage (including property, liability and title insurance), insurance brokerage, mortgage brokerage in connection with financings and refinancings of the Property, management, rehabilitation, leasing, development and real estate brokerage at then prevailing market rates in the vicinity of the Property.

      D. Any fees or reimbursements by the Partnership to the General Partner or to any Affiliate thereof which are not specifically provided for in this Agreement or the Registration Statement shall be fully disclosed to the Limited Partners and shall be payable only if they constitute reasonable reimbursements or compensation for services actually rendered to the Partnership in the ordinary course of business.

                                    ARTICLE V

                Rights, Powers and Duties of the General Partner

      Section 5.1 Business Management and Control; Refinancing

      A. The General Partner shall have the exclusive right to manage and control the business of the Partnership, NIA Operating Associates and Sherburne Associates, to bind the Partnership by its sole signature, and to take any action it deems necessary or advisable in connection with the business of the Partnership, NIA Operating Associates and Sherburne Associates. The Partnership hereby ratifies all actions heretofore taken by the General Partner in connection with the Partnership.

      B. The General Partner, on behalf of the Partnership, may, without the Consent of the Limited Partners, increase, decrease or refinance any Mortgage Loan or any other loan entered into by the Partnership or Sherburne Associates, and sell, exchange or develop portions of the Property (but not to sell all or substantially all of the assets in a single or related series of transactions).

The General Partner shall give the Limited Partners at least thirty (30) days' written notice of any proposed Capital Transaction that requires their Consent.

      C. If the Partnership enters into a Capital Transaction and elects to continue in existence for the purpose of receiving and collecting a promissory note or notes received in the transaction, then:

            (i) any payments of interest on the note(s) shall be considered as income of the Partnership for purposes of determining Cash Flow, and any payments of principal shall be considered proceeds of a Capital Transaction; and

            (ii) the General Partner or its Affiliate shall be entitled to receive an annual Service Fee each year in the amount of 1% of the interest payments and other fees collected for that year by the Partnership.

      No Limited Partner (except one who may also be a General Partner, and then only in his capacity as General Partner) shall (i) have any authority or right to act for or bind the Partnership, or (ii) participate in or have any control over the Partnership business, except as required by law. The Limited Partners hereby consent to the exercise by the General Partner of the powers conferred on it by this Agreement.

      Section 5.2 Duties and Obligations

      The General Partner shall diligently and faithfully devote as much of its time, but shall not be required to devote its full time, to the business of the Partnership as necessary to conduct the business of the Partnership and shall at all times act in a fiduciary manner toward the Partnership and the Limited Partners. The General Partner shall at all times have a fiduciary responsibility for the safekeeping and use of all Partnership funds and assets.

      Section 5.3 Indemnification

      A. Neither the General Partner, nor any "affiliate of the General Partner" (as defined in Section 5.3.F below) shall be liable, responsible or accountable in damages or otherwise to any of the Limited Partners or the Partnership for any act or omission performed or omitted by them if they determined, in good faith, that such action or omission was in the best interests of the Partnership, and such course of conduct did not constitute negligence or misconduct on the part of such Persons.

      B. Subject to the provisions of Section 5.3.C, the Partnership (but not any Partner) shall indemnify and hold harmless the General Partner and each person performing services on behalf of the Partnership who (a) directly or indirectly controls, is controlled by, or is under common control with the General Partner, (b) who owns or controls 10% or more of the outstanding voting interest in the General Partner, and (c) any officer, director or partner or wholly-owned subsidiary of any entity described in (a) or (b), against any loss, damage, liability, cost or expense (including reasonable attorney's fees) sustained by them in connection with the Partnership, provided that such loss, damage, liability, cost or expense was not the result of negligence or misconduct of any such Persons. Any indemnity under this Section 5.3 shall be paid from, and only to the extent of, Partnership assets and no Partner shall have any personal liability on account thereof.

      C. Notwithstanding any other provision of this Agreement, neither the General Partner nor any Entity or individual entitled to indemnification pursuant to Section 5.3.B above shall be indemnified for any loss, damage or cost resulting from the violation of any Federal or state securities laws in connection with the sale of Units or Preferred Units, as applicable, unless (i) there has been a successful adjudication on the merits of each count involving such securities law violations, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction or (iii) a court of competent jurisdiction approves a settlement of such claims. In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission and the Massachusetts Securities Division with respect to the issue of indemnification for securities law violations.

      D. The General Partner shall be required to take only such actions on behalf of the Partnership as are expressly required by this Agreement and it shall not be required to take any such action requiring the expenditure of funds if Partnership funds are not available. Except as may otherwise be provided herein, the General Partner shall not be required to advance, contribute or provide funds to the Partnership for any purpose in excess of its Capital Contributions.

      E. No Partnership funds shall be used to purchase any insurance that insures any party against any liability for which indemnification is not available pursuant to this Section 5.3.

      F. For purposes of Section 5.3.A above and Section 5.4 below, an "affiliate of the General Partner" shall mean any person performing services on behalf of the Partnership who: (1) directly or indirectly controls, is controlled by, or is under common control with the General Partner; or (2) owns or controls 10% or more of the outstanding voting securities of the General Partner; or (3) is an officer, director, partner or trustee of the General Partner; or (4) if the General Partner are officers, directors, partners or trustees, is any company for which the General Partner act in any such capacity.

      Section 5.4 Liability of the General Partner to Limited Partners

      Neither the General Partner nor any "affiliate of the General Partner" (as defined in Section 5.3.F above) shall be liable, responsible, or accountable for damages or otherwise to any Limited Partner or the Partnership arising out of any act performed or any failure to act by any of them if they determined, in good faith, that such act or failure to act was in the best interests of the Partnership, and such course of conduct did not constitute negligence or misconduct on the part of the General Partner or any "affiliate of the General Partner" (as defined in Section 5.3.F. above).

      Section 5.5 Limited Partners' Right to Restrict General Partner's
Authority

      Notwithstanding any provisions to the contrary in this Agreement, Limited Partners owning in the aggregate more than 50% of the Interests shall have the right:

            (i) to remove the General Partner;

            (ii) to amend this Agreement (subject to the requirement of Section
      11.13 for unanimous consent to certain amendments), or to approve or disapprove any amendment proposed by the General Partner, the effect of which would be to alter the basic substance of the Agreement;

            (iii) to dissolve the Partnership; and

            (iv) to approve or disapprove the sale of all, or substantially all, of the assets of the Partnership in a single or series of related transactions;

provided, however, that no amendment of the Agreement shall affect the timing or amount of the fees to be paid by the Partnership under this Agreement; provided, further, that no removal of the General Partner or amendment shall affect the rights of the General Partner (including the right to receive any fees payable to the General Partner, including fees payable pursuant to Section 4.3) or any share of the profits, losses, and distributions allocable or distributable to a Partner pursuant to Sections 9.1, 9.2 and 9.3 (collectively referred to in this Section as "Retained Rights") without its prior written consent; and provided further, that in addition to the provisions of Section 11.13, no such amendment shall increase the liability of any Limited Partner or in any way alter the amounts allocable or distributable to him with respect to his Retained Rights without his prior written consent.

      Upon removal of the General Partner pursuant to this Section, the removed General Partner shall become a Limited Partner and as such shall not have any right to participate in the management of the affairs of the Partnership but shall continue to own its partnership interest and the Retained Rights which it owned as the General Partner. The Limited Partners, or any successor General Partner proposed by them, shall have the option but not the obligation to acquire, upon payment of any agreed-upon value or its fair market value, all or any part of the interest in the Partnership of the removed General Partner. Any dispute as to fair market value shall be settled by averaging appraisals of the fair market value of the interest submitted by three appraisers, one chosen by the removed General Partner, one chosen by the successor General Partner or the Limited Partners, as the case may be, and the third chosen by the two appraisers so chosen.

      A General Partner removed pursuant to this Section shall not be liable as General Partner for any liability or obligation of the Partnership incurred on account of the activities of the Partnership from and after the time its removal is effective.

      Section 5.6 Operating Reserve; Capital Improvement Fund

      A. The Partnership shall provide for an Operating Reserve as described in the Registration Statement.

      B. The Partnership shall establish a Capital Improvement Fund to be utilized for the improvement and benefit of portions of the Property as described in the Registration Statement.

      C. Upon a sale of all or substantially all of the Property or a sale of 100% of the Partnership Interests, or upon termination of the Partnership, the Operating Reserve and the Capital Improvement Fund shall be terminated, and any remaining balances shall be distributed to the Partners in accordance with Sections 9.2.C, D and E.

      Section 5.7 Other Activities

      The General Partner or any Affiliated Person thereof may engage in or possess an interest in, other business ventures of every nature and description, independently or with others, including, without limitation, real estate business ventures whether or not such other enterprises shall be in competition with any activities of the Partnership.

                                   ARTICLE VI

                        Retirement of the General Partner

      Section 6.1 Retirement; Dissolution; Continuation

      A. Subject to the provisions of this Article VI, the General Partner shall be automatically Retired from the Partnership upon the occurrence of any of the events specified in Article I under the definition of "Retirement."

      B. The General Partner may withdraw voluntarily from the Partnership only if another General Partner, including a substitute or additional General Partner admitted pursuant to Section 3.1, remains.

      C. Upon the Retirement of the General Partner, the Retired General Partner or its heir, successors, or assigns, shall immediately send notice of its Retirement (the "Retirement Notice") to each Limited Partner. In such event the Partnership (i) shall be automatically dissolved (unless it is continued by all of the Partners as provided in paragraph D of this Section 6.1) if there is no remaining General Partner, or (ii) shall be continued by the remaining General Partner if the remaining General Partner, in its sole discretion, so elects.


      D. If following the Retirement of the General Partner there is no remaining substitute General Partner who elects to continue the Partnership, the Limited Partners may, within ninety (90) days after the Retirement, elect to continue the Partnership's business for the balance of the term specified in
Section 2.5 by selecting a substitute General Partner by unanimous consent. If the Limited Partners elect to continue the Partnership by admitting a substitute General Partner, the relationship of the Partners (and of any person who has acquired an Interest of a Partner) shall be governed by this Agreement.

      E. Notwithstanding any other provisions of this Agreement, if the Retirement of the General Partner is due to an Event of Bankruptcy, any fees otherwise payable to the bankrupt General Partner and not paid at the time of the Event of Bankruptcy shall be retained by the Partnership for such purposes as any substitute General Partner determines.

                                   ARTICLE VII

                Transferability of Limited Partnership Interests

      Section 7.1 Limited Right to Assign

      A. No Limited Partner shall have the right to assign, transfer, sell, pledge, or otherwise dispose of (collectively, a "Transfer") all or any portion of his Interest in the Partnership without the prior written consent of the General Partner.

      B. Notwithstanding Section 7.1.A, a Limited Partner may, by written instrument, designate any Person to become the assignee of all or any portion of his Interest as a Limited Partner immediately upon his death. Such a designee, if he is then living, shall become an assignee immediately upon the assignor's death without requirement of any action on the part of the legal representatives of the assignor Limited Partner but, if the assignor Limited Partner's Investor Certificate is not held by the Partnership, shall be admitted to the Partnership only upon presentation by such assignee of the Investor Certificate with respect to such Interest, duly endorsed by such legal representatives; and such legal representatives and the estate of such deceased Limited Partner shall have no interest whatsoever in the Partnership. Any such designation must be filed with the General Partner during such Limited Partner's lifetime. Such designation may be revoked from time to time and a new such designation made and filed with the General Partner. The Partnership need not recognize such designated assignee as a Substitute Limited Partner until (i) duly notified in writing of the death of the assignor Limited Partner and (ii) furnished with a legal opinion acceptable to the General Partner to the effect that such designation is valid under the applicable laws of testate and intestate succession.

      C. Except as otherwise provided in the Uniform Act, in the event of the death or incapacity of any Limited Partner who has not filed a valid designation under Section 7.l.B, his legal representatives shall have the same rights as an assignee by designation of the Limited Partner as hereinabove provided. The death or incapacity of a Limited Partner shall not dissolve or terminate the Partnership.

      D. If an assignment is made pursuant to Section 7.1.B or C, then such assignee may become a Substitute Limited Partner only in accordance with Section
7.3 but, notwithstanding Section 7.4, in any event shall be entitled to the share of profits, losses and distributions in respect of the Interest so assigned.

      Section 7.2 Restrictions

      A. No Limited Partner may transfer any portion of his Interest as a Limited Partner if the assignment, transfer, sale, pledge or other disposition (collectively, a "Transfer") would violate Section 11.1.

      B. In no event shall any part of a Limited Partner's Interest be transferred to a minor (other than to a member of his Immediate Family by reason of death), or to an incompetent. In no event shall a Limited Partner transfer an Interest representing less than a one-half Unit or a one-half Preferred Unit, as applicable, without the written permission of the General Partner, unless that constitutes his entire Interest in the Partnership.

      C. The General Partner may require, as a condition of any Transfer of any Interest in the Partnership, that the transferor (i) assume all costs incurred by the Partnership in connection with the Transfer, and (ii) furnish it with a legal opinion satisfactory to counsel for the Partnership that the Transfer complies with applicable Federal and state securities laws.

      D. No Transfer of any Interest in the Partnership as a Limited Partner may be made if such Transfer, when added to all other Transfers made within the preceding 12 months ending with the date of the proposed Transfer, would result in the termination of the Partnership under Section 708 of the Code.

      E. Any Transfer in contravention of any of the provisions of this Section
7.2 shall be void and ineffectual and shall not bind or be recognized by the Partnership.

      Section 7.3 Substitute Limited Partners

      A. No Limited Partner shall have the right to substitute an assignee as a Limited Partner in his place. The General Partner shall, however, have the right in its sole discretion to consent to the admission of an assignee of the Interest of a Limited Partner as a Substitute Limited Partner as provided in this Section 7.3. Any such consent by the General Partner shall be binding and conclusive without the consent or approval of any Limited Partner.

      B. The Interest of a Limited Partner may be transferred only by delivery to the General Partner of (i) the Investor Certificate, duly endorsed by such Limited Partner, or, if the Partnership holds the Investor Certificate on behalf of the transferring Limited Partner, endorsed pursuant to the power of attorney granted in Section 11.2, and (ii) a Transfer Application in accordance with
Section 7.3.C. By delivery of these documents to the General Partner, the transferee of such Limited Partner (the "Transferee") shall be deemed to have applied for admission to the Partnership as a Substitute Limited Partner. Pending admission as a Substitute Limited Partner, the Transferee shall be an assignee of the Interest represented by the Investor Certificate.

      C. No Transfer of Interests or of Investor Certificates evidencing such Interests may be made, and no new Investor Certificate will be issued to the proposed Transferee, unless the Transferee has signed a Transfer Application and delivered it to the General Partner.

      D. A Transferee who is deemed under Section 7.3.B to have requested admission as a Substitute Limited Partner shall be deemed (i) to have agreed to comply with and be bound by this Agreement and to execute any document that the General Partner reasonably requires him to execute in connection with the assignment to him and his admission as a Substitute Limited Partner, and (ii) to have appointed the General Partner his attorney-in-fact pursuant to the power of attorney set forth in Section 11.2.

      E. The admission of an assignee as a Substitute Limited Partner shall become effective on the date that an amendment to the Schedule relating to the transferred Investor Certificate is duly recorded in the Partnership's records.

      F. Any Substitute Limited Partner shall, as a condition of receiving any Interest in the Partnership, agree to be bound by the provisions of this Agreement to the same extent as other Limited Partners.

      Section 7.4 Assignees

      Except for an assignee under Sections 7.1.B or C, if the purported assignee of a Limited Partner does not become a Substitute Limited Partner in accordance with Section 7.3, the Partnership shall not recognize the assignment, and the purported assignee shall not have any rights to receive any portion of the share of profits, losses, and distributions of the Partnership to which the Limited Partner making the purported assignment would have been entitled if no such purported assignment had been attempted to be made. Any such profits, losses, and distributions shall continue to be allocated as if no assignment were ever attempted.

      Section 7.5 Lost Investor Certificates

      If any Investor Certificate is lost, mutilated, or destroyed while in the possession of a Limited Partner, the General Partner may issue a replacement Certificate and may require as a precondition that the Limited Partner, his legal representatives, or any holder of the lost, mutilated, or destroyed Certificate execute and deliver any indemnity agreements, affidavits, bonds, or other security reasonably required by the General Partner.

                                  ARTICLE VIII

                                      Loans

      Section 8.1 In General

      A. The Partnership may borrow from any source, including Partners. If any Partner lends any monies to the Partnership, the amount of any such loan shall not be an increase of his Capital Contribution or affect in any way his share of the profits, losses, or distributions of the Partnership.

      B. Except as otherwise provided in the Management Agreement, loans made by a Partner or an Affiliate of a Partner to the Partnership shall be evidenced by promissory notes which shall:

            (i) bear interest at a commercially reasonable rate not in excess of three percent (3%) above the rate of interest announced from time to time by The First National Bank of Boston as its "base rate" (the "Prime Rate"), said Prime Rate being computed at the end of each calendar month (based upon the Prime Rate on the last day of each such month) following the making of said loan; and

            (ii) provide that the obligation of the Partnership to make interest and principal payments thereunder shall be subordinate to the obligation of the Partnership to pay unrelated creditors of the Partnership but shall have priority over the distribution to Partners of Cash Flow and Capital Proceeds of the Partnership pursuant to Sections 9.2 and 9.3 of this Agreement.

                                   ARTICLE IX

                        Profits and Losses; Distributions

      Section 9.1 Profits and Losses

      A. Allocation of Net Income or Net Loss. Except as otherwise provided in this Section 9.1, Net Income or Net Loss for each fiscal year shall be allocated to the Partners in accordance with their Percentage Interests. Notwithstanding anything to the contrary contained herein, if in 1987, a Partner (i) was allocated pursuant to Section 706(d) of the Code or Treasury Regulation Section 1.751-1(b)(2)(ii) any Net Losses, deductions or any expenditures described in
Section 705(a)(2)(B), (ii) was distributed any cash or property from the Partnership to the extent such distributions exceeded offsetting increases to such Partner's Capital Account that were reasonably expected to occur during such year, or (iii) received any other adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and, as a result of such adjustment, allocation or distribution, such Partner had a Qualified Income Offset Amount (as defined hereinafter) in his Capital Account, then Net Profits (or items thereof) shall first be allocated to such Partner in an amount equal to his Qualified Income Offset Amount. As used in this Section 9.1(A), the term Qualified Income Offset Amount for a Partner means the negative balance to the extent it exceeds the Partner's allocable share of minimum gain which the Partner has in his Capital Account following the adjustment, allocation or distribution described in the preceding sentence.

      B. Allocation of Gain from a Non-Terminating Capital Transaction. The Gain, if any, arising from a Non-Terminating Capital Transaction shall be allocated as follows:

            First, to each Partner who has received or will receive a distribution out of Capital Proceeds under Section 9.2.C Third, Fourth, Fifth and/or Sixth, an amount equal to the excess of any such distribution over the positive balance in his Capital Account.

            Second, to any Partners having negative balances in their Capital Accounts (determined after the allocation provided for in Section 9.1.B First above), in proportion to and to the extent of such negative balances; and

            Third, the balance of the Gain, if any, shall be allocated so as to increase each Partner's Capital Account (determined after the allocations provided in Section 9.1.B First and Second, above) to an amount equal to the Capital Proceeds of a hypothetical Capital Transaction that would be distributable to him pursuant to Section 9.2.C if the proceeds were equal to the sum of

                  (i) the amount of Gain being allocated pursuant to this
            Section 9.2.B Third, plus

                  (ii) the sum of the positive balances, if any, in the Capital
            Accounts of all Partners (determined after the allocations provided in Section 9.1.B First and Second) as of the end of the fiscal year in which the Capital Transaction resulting in the Gain being allocated pursuant to this Section 9.2.B Third occurs.

      C. Allocation of Gain from a Terminating Capital Transaction. The Gain, if any, arising from a Terminating Capital Transaction shall be allocated as follows:

            First, to all Partners having negative balances in their Capital Accounts, in proportion to and to the extent of such negative balances;

            Second, to each Partner who has received or will receive a distribution out of the Capital Proceeds under Section 9.3, the excess of
      (i) the sum of the amounts which would have been distributable to him under Section 9.2.C Third, Fourth and Fifth if the transaction generating Gain were not a Terminating Capital Transaction, over (ii) the positive balance in his Capital Account, determined after any allocation under

      Section 9.1.C First; and

            Third, the balance of the Gain, if any, 75% to the Limited Partners and 25% to Three Winthrop.

      D. Loss from a Capital Transaction. A Loss arising from a Capital Transaction, including a Terminating Capital Transaction, shall be allocated as follows:

            First, to each Limited Partner having a positive balance in his Capital Account, an amount of loss so that, to the extent possible, the positive Capital Account per Unit of each Limited Partner will be the same.

            Second, to any Partners having positive balances in their Capital Accounts, in proportion to and to the extent of such positive balances; and

            Third, the remainder to the Partners in accordance with their Percentage Interests.

      E. Allocations While Preferred Units Are Outstanding. Notwithstanding the provisions of Sections 9.1.A, 9.1.B, 9.1.C and 9.1.D, for each fiscal year (or portion thereof) that Preferred Units are outstanding, commencing on the date hereof, (i) Net Loss shall be allocated (A) first, 5% to the General Partner and 95% to the Limited Partners, in proportion to and to the extent of the positive balances in the Limited Partners' Capital Accounts, until the Limited Partners' Capital Account balances are reduced to zero, and (B) the balance, if any, to the Partners on account of their Units and general partnership interests as provided in Section 9.1.A, (ii) Net Income shall be allocated (A) first, to the Preferred Unitholders, in an amount equal to the excess of the cumulative distributions made or to be made to them on account of their Preferred Units pursuant to Section 9.2.D(i)(A) for all periods through the close of the fiscal year just ended over the cumulative amounts of Net Income and Gain from a Capital Transaction previously allocated to them on account of such distributions pursuant to this Section 9.1.E,

(B) second, to the Preferred Unitholders, to restore Net Loss previously allocated to them on account of their Preferred Units pursuant to this Section 9.1.E, (C) third, to the Partners, to restore Net Loss previously allocated to them on account of their Units and general partnership interests pursuant to this Section 9.1.E, and (D) the balance, if any, to the Partners on account of their Units and general partnership interests as provided in Section 9.1.A, and
(iii) Gain or Loss from a Capital Transaction shall be allocated (A) if any amounts are distributed or to be distributed on account of such Capital Transaction, first, in such manner as shall cause the Partners' respective positive Capital Account balances to at least equal, or, in the case of a Terminating Capital Transaction, to most nearly equal, the amounts distributed or to be distributed to them pursuant to and in the priority set forth in
Section 9.2.D on account of such Capital Transaction, (B) if no amounts are to be distributed on account of such Capital Transaction, in the case of Gain only, to the Preferred Unitholders, first, to restore Net Loss previously allocated to them on account of their Preferred Units pursuant to this Section 9.1.E, and then, in an amount equal to the excess of the cumulative distributions previously made to them in excess of $13,333 per Preferred Unit for all periods through the close of the fiscal year just ended, over the cumulative amount of Net Income and Gain from a Capital Transaction previously allocated to them on account of such excess distributions under this Section 9.1.E, and (C) the balance, if any, to the Partners on account of their Units and general partnership interests as provided in Sections 9.1.B, C and D; provided, however, that if the Capital Transaction is a Terminating Capital Transaction, then any Gain therefrom shall first be allocated to all Partners having negative balances in their Capital Accounts in proportion to and to the extent of such negative balances.

      F. Allocation Among Partners or Classes of Partners. Except as otherwise provided in this Agreement, all Net Income, Net Loss and Gain or Loss from a Capital Transaction allocated to Partners or a class of Partners shall be shared by the Partners or the member of the class in the ratios of their respective Percentage Interests or, in the case of the Preferred Unitholders, in proportion to their respective Preferred Units.

      G. Section 754 Election. All allocations of Net Income, Net Loss and Gain or Loss from a Capital Transaction pursuant to this Section 9.1 shall be made without regard to any election made by the Partnership under Section 754 as it applies to Section 743(b) of the Code. After such allocations are made, however, appropriate adjustments shall be made to the Net Income, Net Loss and Gain or Loss from a Capital Transaction allocated to each Partner to give effect to any such election.

      H. Loss Attributable to Nonrecourse Indebtedness.

            Notwithstanding Sections 9.1.A through D:

            (1) any Net Loss or Loss from a Capital Transaction attributable to nonrecourse indebtedness which would cause the sum of the deficit balances in the Partners' Capital Accounts to exceed the Minimum Gain (determined at the end of the Partnership's fiscal year) shall not be allocated to the Limited Partners in accordance with Sections 9.1.A through D, but shall be allocated instead as follows:

                  First, to any Partners having positive balances in their
            Capital Accounts, in proportion to and to the extent of such positive balances; and

                  Second, the remainder to the Partners in accordance with their
            Percentage Interests; and

            (2) if, at the end of any fiscal year in which the Partnership has Net Income or Gain from a Capital Transaction, the sum of the deficit balances in the Partners' Capital Accounts exceeds the Minimum Gain, the Net Income or Gain from a Capital Transaction shall, to the extent possible, be allocated to any Partners having deficit balances in their Capital Accounts, in proportion to their deficit balances, until the sum of their deficit balances equals the Minimum Gain; provided, however, that for purposes of this provision, the deficit balance in a Partner's Capital Account shall be reduced by the amount that such Partner is unconditionally obligated to contribute in the future to the Partnership or to pay to restore his deficit balance.

      I. Allocation of Gain Attributable to Depreciation Recapture. To the extent that any portion of a Gain from a Capital Transaction is treated as ordinary income pursuant to Sections 751(b), 1245 or 1250 of the Code, such ordinary income shall be allocated among the Partners in proportion to the balances in their "Depreciation Recapture Accounts" as of the last day of the fiscal year in which such Capital Transaction occurs; provided, however, that the amount of such ordinary income allocated to any Partner shall not be less than the lesser of (i) his "Priority Recapture Amount" as defined in this
Section 9.1.I, or (ii) the amount of such ordinary income multiplied by a fraction, the numerator of which is the Partner's Priority Recapture Amount and the denominator of which is the total of all Partners' Priority Recapture Amounts. Each Partner's Depreciation Recapture Account shall be determined as follows:

            (1) There shall be added to his Depreciation Recapture Account at the end of each fiscal year

                  (a) the amount of depreciation allowable to the Partnership or
            Sherburne Associates for that year with respect to "Section 1245 property" (as hereinafter defined) and "Section 1245 recovery property"(as hereinafter defined) multiplied by his percentage of the Partnership's Net Income or Net Loss for that year; and

                  (b) the amount of "additional depreciation" (as hereinafter defined) allowable to the Partnership or Sherburne Associates for that year with respect to "Section 1250 property" (as hereinafter defined), multiplied by his percentage of the Partnership's Net Income or Net Loss for that year; for Section 1250 property held for one year or less as of the end of the fiscal year, all depreciation deductions shall be treated as "additional depreciation";

            (2) There shall be deducted from his Depreciation Recapture Account at the end of each fiscal year the excess, if any,of

                  (a) the amount of depreciation which would have been allowable to the Partnership or Sherburne Associates for that year with respect to Section 1250 property, if such depreciation had been claimed on a straight-line basis from the date of acquisition or completion of construction of the property, multiplied by his percentage of the Partnership's Net Income or Net Loss for that year;

            over

                  (b) the amount of depreciation allowable to the Partnership with respect to Section 1250 property for that year, multiplied by his percentage of the Partnership's Net Income or Net Loss for that year;

            (3) There shall be deducted from his Depreciation Recapture Account at the beginning of each fiscal year the amount of any ordinary income allocated to him pursuant to this Section 9.l.H for the prior fiscal year; and

            (4) For any Section 1245 property, Section 1250 property and Section 1245 recovery property sold or otherwise disposed of by the Partnership or Sherburne Associates during the fiscal year, there shall be deducted from his Depreciation Recapture Account, at the beginning of the next fiscal year, his proportionate share, in accordance with the balances of the Partners' Depreciation Recapture Accounts at the end of the fiscal year of the sale or other disposition, of the excess, if any, of

                  (a) the amount of ordinary income which would have been
            realized by the Partnership if the asset had been sold or otherwise disposed of for its original basis (determined under Section 1012 of the Code prior to any adjustments pursuant to Section 1016 of the
            Code),
            over

                  (b) the amount of ordinary income actually realized by the
            Partnership or Sherburne Associates upon the sale or other disposition of the asset; and

            (5) For Section 1250 property held for one year or less as of the end of the previous fiscal year, there shall be deducted from such Depreciation Recapture Account as of the date that such property has been held more than one year the amount of depreciation deductions which would have been allowable under the straight-line method for such previous fiscal year.

The terms "Section 1245 property," "Section 1250 property," "Section 1245 recovery property" and "additional depreciation" shall have the meanings specified in Sections 1245 and 1250, respectively, of the Code.

      To the extent that the amount of ordinary income allocable to any Partner pursuant to this Section 9.1.I exceeds the amount of Gain allocable to him under
Section 9.1.B, 9.1.C or 9.1.E, the amount of Gain allocable to him under Section

9.1.B or 9.1.C shall be increased by the amount of the excess, and the amount of Gain allocated to all other Partners under those Sections (excluding any Partner whose share of Gain is increased pursuant to this sentence) shall be decreased by the amount of the excess in proportion to the respective amounts of Gain otherwise allocable to them pursuant to those Sections; provided, however, that the provisions of this sentence shall not apply to the extent that their application would create or increase a positive balance in the Capital Account of any Partner while the balance in the Capital Account of any other Partner (after applying Section 9.1.B or 9.1.C) is negative.

      Each Partner's Priority Recapture Amount is equal to the total of his Priority Recapture Increments, reduced by the amount of ordinary income previously recognized by him pursuant to this Section 9.1.I. A Partner will incur a Priority Recapture Increment as of the date that his Partnership Interest is diluted through the admission of new Partners to the Partnership (the "Dilution Date"). On each Dilution Date, each Partner will incur a Priority Recapture Increment equal to the product of (a) the sum of (i) the aggregate amount of depreciation allowable to the Partnership with respect to "Section 1245 property" and "Section 1245 recovery property" prior to the Dilution Date and (ii) the aggregate amount of additional depreciation allowable to the Partnership with respect to Section 1250 property of the Partnership prior to the Dilution Date, multiplied by (b) the decimal equivalent of the difference between his Percentage Interest immediately after the dilution and his Percentage Interest immediately before the dilution. For Section 1250 property held for one year or less on a Dilution Date, all depreciation deductions shall be treated as "additional depreciation."

      J. Determination of Capital Account Balances.

      (1) A separate Capital Account shall be maintained for each Partner. Such accounts shall be maintained and adjusted in accordance with Treasury Regulation 1.704-1(b). Consistent with such Regulation, there shall be credited to each Partner's Capital Account the amount of any cash (which shall not include imputed or actual interest on any deferred Capital Contributions) actually contributed by such Partner to the capital of the Partnership, the fair market value or any property contributed by such Partner to the capital of the Partnership (net of any liabilities securing such property that the Partnership is considered to assume or take subject to under Section 752 of the Code), such Partner's share of the Net Income of the Partnership and of any items in the nature of income or gain separately allocated to the Partner and such Partner's share of any adjustments pursuant to Section 48(q)(2) of the Code; and there shall be charged against each Partner's Capital Account the amount of all cash distributions to such Partner, the fair market value of any property distributed to such Partner by the Partnership (net of any liability securing such property that the Partner is considered to assume or take subject to under Section 752 of the Code), such Partner's share of the Net Loss of the Partnership and of any items in the nature of losses or deductions separately allocated to the Partner and such Partner's share of any adjustment pursuant to Section 48(q)(1) of the Code.

      (2) If the Partnership at any time distributes any of its assets in-kind to any Partner, the Capital Account of each Partner shall be adjusted to account for that Partner's allocable share (as determined under Section 9.1 above) of the Net Income or Net Loss that would have been realized by the Partnership had it sold the distributed assets at their respective fair market values immediately prior to their distribution.

      (3) In the event that the Partnership makes an election under Section 754 of the Code, the amounts of any adjustments to the bases of the assets of the Partnership made pursuant to Section 743 of the Code shall not be reflected in the Capital Accounts of the Partners, but the amounts of any adjustments to the bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners' Capital Accounts) shall (i) be reflected in the Capital Account of the Partner receiving such distribution in the case of a distribution in liquidation of such Partner's Interest in the Partnership, and (ii) otherwise be reflected in the Capital Accounts of all Partners in the manner in which the unrealized income and gain that is displaced by such adjustments would have been shared had the property been sold at its adjusted basis immediately prior to such adjustments.

      (4) In the event that any Interest in the Partnership is transferred in accordance with the terms of this Agreement, the Capital Account of the transferee shall be equal to the Capital Account of the transferor at the time of transfer of the Interest.

      (5) For purposes of Sections 9.1.B, C, D and E, Capital Accounts shall, except as otherwise specifically provided therein, be determined as of the last day of the fiscal year, after giving effect to distributions during the 60 days after the end of the fiscal year and, in the case of allocations of Gain or Loss from a Capital Transaction, after giving effect to allocations of Net Income or Net Loss, but before giving effect to the applicable allocation of Gain or Loss from the Capital Transaction, including a Terminating Capital Transaction. In applying Sections 9.1.C First and 9.1.E(iii), Capital Accounts shall be determined prior to the distribution of the Capital Proceeds resulting in the Gain or Loss to be allocated under those Sections. If more than one Capital Transaction occurs in any fiscal year, the Gain or Loss shall be allocated in the order in which the Capital Transactions occur. For purposes of allocating Gain from a Terminating Capital Transaction, the Capital Account of the General Partner shall be determined after adding any amounts required to be contributed by the General Partner to discharge Partnership obligations.

      K. Allocations with Respect to Reserved Capital Proceeds. To the extent that Capital Proceeds received by the Partnership are reserved pursuant to Sections 9.2.C and 9.3.A, the reserved Capital Proceeds shall, for purposes of
Section 9.1.B First and 9.1.C Second, be deemed to have been distributed pursuant to section 9.2.C or 9.3. Any deduction allowed to the Partnership by reason of the subsequent payment of any contingent or unforeseen liability shall be allocated among the Partners in the same proportions that the amount paid on such a liability would otherwise have been distributed pursuant to Sections 9.2.C an 9.3.


      L. Allocations to the General Partner. Notwithstanding anything to the contrary in this Agreement, if at any time the allocation provisions of Section
9.1 do not result in the allocation to the General Partner of an aggregate of at least 1% of each item of Net Income, Net Loss and Gain or Loss from a Capital Transaction, the General Partner shall be allocated 1% of each such item.

      Section 9.2 Distributions Prior to Dissolution

      A. Definitions of Cash Flow. For all purposes of this Agreement, the term "Cash Flow" shall mean the Net Income or Net Loss of the Partnership, subject to the following:

            (a) Depreciation of building, improvements and personal property, amortization of any fee and other non-cash charges taken into account in determining taxable income of the Partnership or Sherburne Associates shall not be considered as deductions in determining Cash Flow.

            (b) Payments of principal on the Mortgage Loan, repayment of the debts of the Partnership or Sherburne Associates, including loans from Partners and any other cash expenditures not deductible in determining taxable income of the Partnership or Sherburne Associates shall be considered as deductions in determining Cash Flow.

            (c) If the General Partner so determines, reasonable additional reserves shall be established to provide for any contingencies of the Partnership or Sherburne Associates, and in determining Cash Flow any amounts allocated to any such reserves from time to time shall be considered as deductions and, conversely, any amounts previously set aside as reserves from Cash Flow shall he considered as additions when and to the extent the General Partner no longer regards them as reasonably necessary for the efficient conduct of the affairs of the Partnership, including release of any such reserves upon disposition of the Property or termination of the Partnership or Sherburne Associates.

            (d) Any amounts paid by the Partnership or Sherburne Associates for capital expenditures shall be considered as a deduction in determining Cash Flow, unless paid by cash withdrawal from insurance or condemnation proceeds or from the Operating Reserve, Capital Improvement Fund or any additional reserve for capital expenditures.

            (e) Gain or loss from the sale, exchange, condemnation (or similar eminent domain taking), casualty or other disposition of all, or any substantial portion of, the Property (other than the proceeds of any business or rental interruption insurance), or from the liquidation of the Property following a dissolution of the Partnership or Sherburne Associates, shall not be included in determining Cash Flow.


      Cash Flow shall be determined separately for each calendar year (or part of a year) and shall not be cumulative.

      B. Cash Flow for each calendar year (or part of a year) shall be distributed to the Partners as follows:

            First, 99% to the Limited Partners and 1% to the General Partner until the Limited Partners have received an amount equal to an annual 6% per annum noncumulative, noncompounded return on their Invested Capital; and

            Second, the balance, if any, 95% to the Limited Partners, and 5% to the General Partner.

      Distributions of Cash Flow to the Partners shall be made at reasonable intervals during the fiscal year as determined by the General Partner, and in any event shall be made within 60 days after the close of each fiscal year. Notwithstanding anything to the contrary that may be contained in this Agreement, (a) Cash Flow for each month in 1987 shall be determined by dividing the total Cash Flow of the Partnership for 1987 by (ii) 12, and the amount of such Cash Flow for each month, as determined by this sentence, shall thereafter be distributed to and among the Partners as described above in this Section 9.2.B.

      C. Distribution of Capital Proceeds of a Non-Terminating Capital Transaction. Prior to the termination and dissolution of the Partnership, if there are Capital Proceeds from a Non-Terminating Capital Transaction or cash other than Cash Flow available for distribution, such Capital Proceeds or cash shall be distributed as follows:

            First, to discharge, to the extent required by any lender or creditor, the debts and obligations of the Partnership, including, without limitation, all amounts required to be paid to the Sellers of the Property and others in connection with any resale or refinancing of any portion of the Property;

            Second, (i) to fund additional reserves of the Partnership to the extent deemed reasonable by the General Partner and the Accountants, (ii) as determined by the General Partner, to fund repairs, capital improvements or the development of portions of the Property, or (iii) to acquire or develop additional parcels of real property located on Nantucket Island as are deemed consistent by the General Partner with Sherburne Associates' existing portfolio and the investment objectives of the Partnership;

            Third, to each Limited Partner, an amount equal to a cumulative annual 6% noncompounded return on his Invested Capital, reduced by any prior distributions to him of Cash Flow and by any prior distributions to him under this Section 9.2.C Third;

            Fourth, to each Limited Partner, an amount equal to his Invested Capital, reduced by any prior distributions to him under this Section 9.2.C Fourth;

            Fifth, to the General Partner, the aggregate amounts of their Capital Contributions to the Partnership as set forth on the Schedule, reduced by any prior distributions to the General Partner under this
      Section 9.2.C Fifth; and

            Sixth, the balance, 75% to the Limited Partners and 25% to the General Partner.

      Notwithstanding the foregoing, in no event shall the General Partner receive as an aggregate distribution under this Section 9.2.C less than 1% of the aggregate of the amounts distributed to the Partners under this Section. If the aggregate amount distributable to the General Partner under Section 9.2.C does not equal 1% of the aggregate amount distributable to the Partners without regard to this provision, then the amounts otherwise distributable to the Limited Partners under Section 9.2.C shall be reduced to assure that the General Partner receives its 1% share.

      D. Distributions While Preferred Units Are Outstanding. Notwithstanding the provisions of Sections 9.2.B and 9.2.C, prior to any other distributions to any Partners pursuant to said Sections, (i) for each fiscal year (or portion thereof) that the Preferred Units are outstanding, commencing on the date hereof, Cash Flow and Capital Proceeds determined to be available for distribution to the Partners shall be distributed (A) first, to the Preferred Unitholders in an amount equal to a cumulative annual 8% compounded return on their Preferred Invested Capital, (B) in the case of Capital Proceeds only, second, to the Preferred Unitholders in a cumulative amount equal to $33,332.50 per Preferred Unit, and (C) the balance, if any, as provided in Sections 9.2.B and 9.2.C, and (ii) immediately upon the removal of the General Partner pursuant to Section 5.5, there shall be paid to the Preferred Unitholders, the sum of the amounts described in Sections 9.2.D(i)(A) and (B) (and the amounts so paid shall be deemed to have been distributed pursuant to said Sections). Notwithstanding anything to the contrary contained herein, immediately after the receipt of all distributions required to be paid to the holders thereof under this Agreement, the Preferred Units shall be deemed cancelled.

      E. Except as otherwise provided in this Agreement, all distributions to the Partners (or a class of Partners) shall be shared by the Partners (or the members of the class) in the ratio of their respective Percentage Interests or, in the case of the Preferred Unitholders, in proportion to their respective Preferred Units.

      F. For purposes of this Article IX, the Limited Partners shall constitute a single class.

      Section 9.3 Distributions On Dissolution

      A. On termination and winding up of the Partnership, the remaining assets of the Partnership (or the proceeds of any Terminating Capital Transaction, as determined by the remaining or surviving General Partner) remaining after payment of all liabilities of the Partnership (including the Mortgage Loan and any accrued interest thereon), and funding all reserves, to the extent deemed reasonable by the General Partner and the Accountants, shall be distributed to the Partners in accordance with their respective Capital Account balances determined after all allocations pursuant to Section 9.1.A and all prior distributions pursuant to Section 9.2, but before any distributions pursuant to this Section 9.3.

      B. If any assets of the Partnership are to be distributed in kind, they shall be distributed on the basis of their fair market value, and any Partner entitled to any interest in the assets distributed shall receive his interest as a tenant-in-common with all other Partners so entitled. If assets are to be distributed in kind, the Partners' Capital Accounts shall be appropriately adjusted before any such distribution to reflect the increases or decreases to the Capital Accounts which would have occurred if the property distributed in kind had been sold for its fair market value by the Partnership prior to the distribution.

      C. If on the termination of the Partnership, the General Partner's Capital Account is less than zero (after allocation of profits and losses recognized upon the disposition of Partnership assets in connection with the liquidation of the Partnership), the General Partner shall pay to the Partnership an amount equal to the lesser of (i) the deficiency in its Capital Account, or (ii) the sum of (a) negative balance in its Capital Account remaining as a result of the distribution to WFA of the partnership interests created upon the contribution of certain parcels of real property and other assets by Sherburne Associates to a newly created partnership, which interests were distributed by Sherburne Associates to the Partnership and subsequently to WFA in 1987 and (b) the amount of Net Loss allocated to the General Partner in 1987.

      D. If, on the termination of the Partnership, the Preferred Units are outstanding, then notwithstanding anything to the contrary in this Section 9.3, there shall be paid to the Preferred Unitholders the amount described in clause
(ii) of Section 9.2.D before any other distributions are made to the Partners pursuant to this Section 9.3 (and said payment shall be deemed to have been distributed pursuant to Sections 9.2.D(i)(A) and/or (B), as applicable).

      Section 9.4 Changes in Percentage Interests

      A. If the Percentage Interests of the Partners change from the Initial Percentage Interest to the Final Percentage Interest at any time other than on the last day of a Partnership taxable year, there shall be an interim closing of the books of the Partnership as of the last day of the calendar month preceding the calendar month in which the change occurs, and allocations to newly admitted Partners shall be made on a monthly basis, unless the Partnership is required by future regulations to make allocations on a more frequent basis. The Partners'

respective shares of all items referred to in this Article IX for the taxable year of the change shall be determined as follows:

            1. All items taken into account for the period of the taxable year prior to the interim closing of the books shall be allocated as provided by the terms of this Article IX, using the Initial Percentage Interest whenever an allocation in accordance with Percentage Interests is required.

            2. All items taken into account for the period of the taxable year after the interim closing of the books shall be allocated as provided by the terms of this Article IX using the Final Percentage Interest whenever an allocation in accordance with Percentage Interests is required.

      B. After the last Admission Date, in the event of the transfer of all or any part of a Final Percentage Interest (in accordance with the provisions of this Agreement) or the transfer of all or any part of a Preferred Unit at any time other than the end of a Partnership accounting year, the distributive share of the Net Income and Net Loss of the Partnership allocable to the Interest transferred shall be allocated between the transferor Limited Partner and the Transferee in the same ratio as the number of days in the Partnership accounting year before and after the Transfer. The provisions of the preceding sentence shall not be applicable to a Gain or Loss arising from a Capital Transaction or any "allocable cash basis item" required to be allocated otherwise under Section 706(d) of the Code. Gain or Loss from a Capital Transaction or any allocable cash basis item shall be allocated on the basis of Percentage Interests or Preferred Units, as applicable, on the date the Gain is realized or the Loss incurred, as the case may be, and the allocable cash basis items shall be allocated as required under Section 706(d) of the Code and the Treasury regulations thereunder.

                                    ARTICLE X

               Books and Records, Accounting, Tax Elections, Etc.

      Section 10.1 Books and Records

      The General Partner shall keep or cause to be kept complete and accurate books and records of the Partnership and supporting documentation of transactions with respect to the conduct of the Partnership's business. The Partnership's books and records shall be maintained in accordance with sound accounting practices and shall be available at the principal office of the Partnership for examination by any Partner, or his duly authorized representatives, at any reasonable time during normal business hours. The General Partner shall maintain at the principal offices of the Partnership a register listing the names of all Limited Partners as set forth on the Investor

Certificates and the number of Units or Preferred Units owned by each Limited Partner. Except as otherwise provided in Section 7.4. all distributions of cash by the Partnership shall be made only to the Limited Partners listed on the register. Upon acceptance of a Transfer Application and admission of a Substitute Limited Partner, the General Partner shall reflect the Transfer on the register. Copies of the register will be available for inspection by the Limited Partners. The Partnership will maintain such books and records and will provide such financial or other statements as the General Partner deems advisable.

      Section 10.2 Bank Accounts

      The bank accounts of the Partnership shall be maintained in banking institutions selected by the General Partner, and withdrawals shall be made only in the regular course of business on signatures determined by the General Partner. All deposits (including security deposits and other funds required to be escrowed by the Mortgage Lender, except to the extent that such funds are required to be dealt with otherwise by law or by the Mortgage Lender) and other funds not needed in the operation of the business may be invested as provided in
Section 2.4. The funds of the Partnership will not be commingled with any other funds.

      Section 10.3 Accountants

      The Accountants for the Partnership shall be a firm of certified public accountants engaged by the General Partner. The Accountants shall prepare all tax returns of the Partnership for execution by the General Partner and shall audit and certify all annual financial reports to the Partnership in accordance with generally accepted accounting principles.

      Section 10.4 Reports to Limited Partners

      A. At the request of any Limited Partner, the General Partner shall, within 30 days after receipt of such request, distribute to each of the Limited Partners a copy of all reports or other materials received pursuant to the Management Agreement.

      B. Within 120 days after the end of each fiscal year, the General Partner shall cause to be prepared and sent to all then Limited Partners (i) a balance sheet and the related statements of income and Partners' capital and changes in financial position, prepared in accordance with generally accepted accounting principles and accompanied by a report of the Accountants. All necessary tax information, including Schedule K-l (Form 1065) or any successor or additional form required by the Limited Partners to prepare their tax returns, shall be furnished to all then Limited Partners within 90 days after the end of each fiscal year. Each Partner shall be entitled to receive, upon request, copies of all Federal, state, and local income tax returns and informational returns, if any, which the Partnership is required to file.

      Section 10.5 Tax Elections

      The Partnership shall elect to use such methods of depreciation with respect to all depreciable assets as are, in the opinion of the Accountants, most advantageous to the Limited Partners. Except as provided in Section 10.6, all other elections required or permitted to be made by the Partnership under the Code shall be made by the General Partner in such manner as will, in the opinion of the Accountants, be most advantageous to the Limited Partners.

      Section 10.6 Special Basis Adjustments

      If any part of the Interest of any Partner is transferred, including a Transfer of an Interest pursuant to Article VII, the Partnership may elect, in the General Partner's sole discretion, pursuant to Section 754 of the Code, as amended (or corresponding provisions of succeeding law), to adjust the basis for the Partnership's property. Notwithstanding anything contained in Article IX of this Agreement, any adjustments made pursuant to Sections 734 and 743 of the Code shall affect only the successor-in-interest to the transferring Partner. Each Partner will furnish the Partnership all information necessary to give effect to any such election.

      Section 10.7 Fiscal Year and Accounting Method

      The fiscal year of the Partnership shall be the calendar year. The books of the Partnership shall be kept on an accrual basis.

      Section 10.8 Tax Matters Partner

      The General Partner shall be the "tax matters partner" of the Partnership for Federal income tax purposes. Pursuant to Section 6223(c)(3) of the Code, upon receipt of notice from the Internal Revenue Service of the commencement of an administrative proceeding with respect to the Partnership, the General Partner, as the tax matters partner, agrees to furnish the Internal Revenue Service with the names, addresses, and interests in profits and losses of each of the Limited Partners. The General Partner agrees not to enter into a settlement agreement pursuant to Section 6224 of the Code without providing at least 30 days' advance written notice of the terms of the settlement to each of the Limited Partners. If the Partnership receives from the IRS a Final Partnership Administration Adjustment pursuant to Code Section 6223, and if the General Partner determines to seek judicial review of the IRS action pursuant to Code Section 6226, then the General Partner shall select the forum for judicial review.

      The Partnership hereby indemnifies and holds harmless the General Partner against any claim, loss, liability, action, or damage resulting from its action or its failure to take any action as the "tax matters partner," provided that its action or failure to act was not willful misconduct.

                                   ARTICLE XI

                               General Provisions


      Section 11.1 Restrictions on Transfer

      A. No sale, transfer, exchange, or other disposition of any interest in the Partnership may be made except in compliance with the then applicable rules and regulations of any governmental authority with jurisdiction over such a disposition, and the General Partner may require as a condition of any transfer that the transferor furnish a legal opinion that the proposed transfer complies with applicable Federal and state securities laws.

      B. Any sale, exchange, or other transfer in contravention of any of the provisions of this Section 11.1 shall be void and ineffectual and shall not bind or be recognized by the Partnership.

      Section 11.2 Appointment of General Partner as Attorney in-Fact

      Each Limited Partner (including a Substitute or additional Limited Partner) hereby irrevocably appoints and empowers the General Partner, acting through its authorized officers and agents, acting singly or collectively, in each case with full power of substitution, as his true and lawful attorney-in-fact, in his name, place and stead, to execute, acknowledge, and swear to all instruments and file all documents required to carry out the purposes of this Agreement, including, without limitation, the following:

            (i) the Certificate and any amendment thereto or restatement thereof that may be required by this Agreement or the laws of the State of Delaware;

            (ii) any certificate of cancellation of the Certificate that may be necessary upon the termination of the Partnership;

            (iii) any amendments to this Agreement and to the Schedule, and any assignments necessary to reflect any change or transfer of a Partner's Interest, including, without limitation, the repurchase of a Limited Partner's Interest pursuant to Section 3.6. and any other amendments to this Agreement adopted pursuant to Section 11.13.

            (iv) any business certificate, Certificate of Limited Partnership, amendment thereto or restatement thereof, or other instrument or document of any kind necessary to accomplish the business purposes and objectives of the Partnership;

            (v) any instruments, stock powers, UCC financing statements, continuation statements, and other documents necessary or required to grant and perfect the security interest, if any, of the Partnership, the Mortgage Lender and/or the General Partner in the Interest of a Limited Partner;


            (vi) all other instruments that may be required or permitted by law to be filed on behalf of the Partnership and that are not inconsistent with this Agreement;

            (vii) any amendments to this Agreement that may be required to cure any ambiguity or to correct or supplement any provision which is inconsistent in any respect with any other provision hereof or with the Registration Statement, or to add or delete any provision of this Agreement in response to the concerns of any federal agency or by a state "Blue Sky" commissioner or similar official, which addition or deletion is deemed by such agency or official, or counsel for the Partnership, to be for the benefit or protection of the Limited Partners; and

            (viii) any amendments required to clarify the terms of the Partnership's ownership of NIA Operating Associates and the allocation of taxable income and loss and the distribution of cash flow and the proceeds of a sale or disposition of all or a portion of Sherburne Associates or the Property from NIA Operating Associates to the Partnership;

            (ix) any amendments described in Section 11.13.B, or any amendments described in Section 11.13.A which have received the consent of the requisite number of Limited Partners.

      The General Partner shall take no action as an attorney-in-fact for any Limited Partner which would in any way increase the liability of any Limited Partner beyond the liability expressly set forth in this Agreement or would diminish the substantive rights of any Limited Partner.

      The appointment by each Limited Partner of the General Partner acting through its officers and agents, acting singly or collectively, in each case as attorneys-in-fact, shall be deemed to be a power coupled with an interest in recognition of the fact that the Limited Partners under this Agreement will be relying upon the power of the General Partner and its officers to act as contemplated by this Agreement in any filing and other action by them on behalf of the Partnership. This power of attorney shall survive and not be affected by the subsequent death, disability, or incapacity of the Limited Partner or by the assignment by any Limited Partner of any part of his Interest in the Partnership.

      Section 11.3 Notices

      Any notices (as distinguished from periodic reports) called for under this Agreement shall be deemed adequately given only if in writing and sent registered or certified mail, postage prepaid, to the party or parties for whom such notices are intended.

      All such notices or periodic reports, in order to be effective, shall be addressed to the last address of record on the Partnership books when given by the General Partner and intended for the other Partners, and to the address of the Partnership when given by the Limited Partners and intended for the General Partner.

      Section 11.4 Word Meanings

      The singular shall include the plural and the masculine gender shall include the feminine, and vice versa, unless the context otherwise requires.

      Section 11.5 Binding Provisions

      The covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors, and assigns of the respective parties.

      None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership.

      Section 11.6 Applicable Law

      This Agreement shall be construed and enforced in accordance with the laws of Delaware.

      Section 11.7 Counterparts

      This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement binding on all parties, notwithstanding the fact that all the parties have not signed the original or the same counterpart, except that no counterpart shall be binding unless signed by the General Partner. Any counterpart signed by the party against whom enforcement of this Agreement is sought shall be admissible into evidence as an original of this Agreement to prove its contents.

      Section 11.8 Survival of Representations and Warranties

      All representations and warranties stated in this Agreement shall survive the dissolution and final liquidation of the Partnership, except to the extent that a representation or warranty expressly provides otherwise.

      Section 11.9 Separability of Provisions

      Each provision of this Agreement shall be considered separable, and (a) if for any reason any provision is determined to be invalid and contrary to any existing or future law, the invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, or (b) if for any reason any provision would cause the Limited Partner to be bound by the obligations of the Partnership under the laws of Delaware as they may now or hereafter exist, such provision or provisions shall be deemed void and of no effect.

      Section 11.10 Investment Representation

      Each Limited Partner represents that he is acquiring his Interest as a Limited Partner for his own account for investment and not with a view to or present intention of distributing or reselling any portion thereof. Each Limited Partner agrees that he will not sell or offer to sell any portion of his Interest as a Limited Partner, or solicit offers to buy any portion of his Interest or otherwise approach or negotiate with, in respect thereof, any person or persons so as to bring this transaction and the offering of limited partnership interests in the Partnership within the provisions of Section 5 of the Securities Act of 1933, as amended, or the registration requirements of any state "Blue Sky" statute.

      Section 11.11 Paragraph Titles

      Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

      Section 11.12 Meeting of Partners

      Limited Partners whose Capital Contributions represent at least 10% in interest of the Limited Partners may request in writing that the General Partner call a meeting of the Partners. The General Partner shall be required to give written notice to all Limited Partners within ten days of receipt of a request for such a meeting, specifying the purpose of such meeting, which meeting shall be held on a date not less than 15 nor more than 60 days after the date of receipt of said request.

      Section 11.13 Amendment Procedure

      A. This Agreement may be modified or amended pursuant to Sections 5.5, 11.2, and 11.13.B, or with the written consent of the General Partner and the Consent of the Limited Partners, provided that any modification or amendment which would (i) increase the amount of the Capital Contributions required to be paid by the Limited Partners, (ii) extend the termination date specified in
Section 2.5, (iii) increase the liability of the Limited Partners, (iv) adversely affect (other than as permitted by Section 4.2) the rights of the Limited Partners under Article IX, or (v) amend this Section 11.13, shall require the written consent of all of the Limited Partners.

      B. The General Partner shall have the authority, upon advice of the Accountants and counsel for the Partnership, to amend Section 9.1 and restate the Capital Accounts of the Partners in order to cause the provisions of Section
9.1 to comply with the income tax regulations promulgated by the U.S. Treasury Department under Section 704(b) of the Code relating to the allocations of profits and losses among partners and the administrative and judicial interpretations thereof. In addition, the General Partner shall have the authority to amend the Agreement without the Consent of the Limited Partners in order to provide for the special allocation of depreciation attributable to tax-exempt use property resulting from the admission of tax-exempt entities as

Limited Partners and the application of Section 168(j)(9) of the Code so that the depreciation allocated to the taxpaying Partners will not be reduced. The General Partner shall also have the right to specially allocate gain on a sale of the Property in order to equalize the Capital Accounts of the taxpaying and tax-exempt Partners.

      C. In making any amendment described in Section 11.13.B, the General Partner shall use its best efforts to effect as little change in the economic and tax arrangements among the Partners as the General Partner shall determine in its sole discretion to be necessary to provide for allocations of profits and losses to the Limited Partners which the General Partner believes will be respected for Federal income tax purposes. Any amendments made in accordance with Section 11.13.B shall be deemed to have been made in accordance with the General Partner's fiduciary obligations to the Partnership and the Limited Partners, and no such amendment shall give rise to any claim or cause of action by any Limited Partner.

      Section 11.14 Partition

      The Partners hereby agree that no Partner or any successor-in-interest to any Partner shall have the right, while this Agreement remains in effect, to have the property of the Partnership partitioned or to file a complaint or institute any proceeding at law or in equity to have the property of the Partnership partitioned. Each Partner, on behalf of himself, his successors, representatives, heirs, executors and assigns, hereby waives any right to partition. It is the intention of the Partners that during the term of this Agreement the rights of the Partners and their respective successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Partner or successor-in-interest to assign, transfer, sell, or otherwise dispose of his Interest in the Partnership's properties shall be subject to the limitations and restrictions of this Agreement.

      WITNESS the execution under seal as of the ____day of __________, 1996.

                                         GENERAL PARTNER:

ATTEST:                             Three Winthrop Properties, Inc.


_______________________________     By:______________________________________
                                            Authorized Officer


                                         UNITHOLDERS:

ATTEST:                             By:  Three Winthrop Properties, Inc.,
                                              their Attorney-in-fact


_______________________________     By:______________________________________
                                            Authorized Officer/Agent


ATTEST:                             PREFERRED UNITHOLDERS:

                                          By: Three Winthrop Properties, Inc.,
                                              their Attorney-in-fact


_______________________________     By:______________________________________
                                            Authorized Officer/Agent

                                   SCHEDULE A
               TO NANTUCKET ISLAND ASSOCIATES LIMITED PARTNERSHIP
            SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

                                       Capital
          Name and Address          Contribution        Percentage Interest(1)
          ----------------          ------------        ----------------------
                                                        Cash Flow        Profit
                                                        ---------        ------

GENERAL PARTNER:
Three Winthrop Properties, Inc.
One International Place
Boston, Massachusetts 02110..........

Unitholders..........................

Preferred Unitholders................

- ----------

                                                                       EXHIBIT A

                            FORM OF UNIT CERTIFICATE
Number________

                           NANTUCKET ISLAND ASSOCIATES
                               LIMITED PARTNERSHIP
                     (A Limited Partnership Formed Under the
                         Laws of the State of Delaware)

                        CERTIFICATE FOR UNITS OF LIMITED
                              PARTNERSHIP INTEREST

          THIS CERTIFIES THAT __________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
is the owner of_________________________________________________________________
units of limited partnership interest (the "Units") in Nantucket Island Associates Limited Partnership (the "Partnership") a limited partnership organized under the laws of the State of Delaware pursuant to an Agreement and Certificate of Limited Partnership (the "Certificate and Agreement") dated as of December 17, 1986, and filed with the Secretary of the State of Delaware, as amended from time to time, a copy of which, together with all amendments thereto, is on file at the office of the Partnership. Such Certificate and Agreement and any amendments thereto are hereby incorporated by reference as fully as if set forth herein in their entirety, to all of which provisions the holder and every transferee and assignee hereof or of the Units represented hereby or any interest therein agrees to be bound. Unit holders may, under certain circumstances, be required to return to the Partnership a portion of cash distributions from the Partnership to them, in the event the Partnership does not have assets sufficient to discharge its liabilities.

          WITNESS the facsimile seal of the General Partner of the Partnership and the facsimile signature of its duly authorized officer or agent.

Dated: _____________________             THREE WINTHROP PROPERTIES, INC.

                                            By: ________________________________
                                                   Authorized Officer/Agent

          The Units represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or under the securities laws of certain states, in reliance on exemptions therefrom. Units may not be sold or transferred without registration of such Units under the Act and such securities laws unless such Units are sold in a transaction which is exempt from registration thereunder, and the General Partner may require as a condition of transfer the delivery of an opinion to the effect that such transfer complies with all applicable Federal and state securities laws.

                            (REVERSE OF CERTIFICATE)


          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OF ARIZONA, CONNECTICUT, INDIANA, MINNESOTA, NORTH DAKOTA, PENNSYLVANIA, TENNESSEE, TEXAS, UTAH, AND WASHINGTON AND MAY NOT BE REOFFERED FOR SALE, TRANSFERRED, RESOLD OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER FEDERAL AND STATE SECURITIES LAWS OR UNLESS AN EXEMPTION UNDER SUCH LAWS EXISTS.

          WITH RESPECT TO INVESTORS WHO ARE RESIDENTS OF MAINE, THESE SECURITIES ARE BEING SOLD PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE BANK SUPERINTENDENT OF THE STATE OF MAINE UNDER SECTION 1O502(2)(R) OF TITLE 32 OF THE MAINE REVISED STATUTES. THESE SECURITIES MAY BE DEEMED RESTRICTED SECURITIES AND AS SUCH THE HOLDER MAY NOT BE ABLE TO RESELL THE SECURITIES UNLESS PURSUANT TO REGISTRATION UNDER STATE OR FEDERAL SECURITIES LAWS OR UNLESS AN EXEMPTION UNDER SUCH LAWS EXISTS.

                                                                       EXHIBIT B

                       FORM OF PREFERRED UNIT CERTIFICATE
Number________

                           NANTUCKET ISLAND ASSOCIATES
                               LIMITED PARTNERSHIP
                     (A Limited Partnership Formed Under the
                         Laws of the State of Delaware)

                   CERTIFICATE FOR PREFERRED UNITS OF LIMITED
                              PARTNERSHIP INTEREST

          THIS CERTIFIES THAT __________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
is the owner of_________________________________________________________________
preferred units of limited partnership interest (the "Preferred Units") in Nantucket Island Associates Limited Partnership (the "Partnership") a limited partnership organized under the laws of the State of Delaware pursuant to an Agreement and Certificate of Limited Partnership (the "Certificate and Agreement") dated as of December 17, 1986, and filed with the Secretary of the State of Delaware, as amended from time to time, a copy of which, together with all amendments thereto, is on file at the office of the Partnership. Such Certificate and Agreement and any amendments thereto are hereby incorporated by reference as fully as if set forth herein in their entirety, to all of which provisions the holder and every transferee and assignee hereof or of the Preferred Units represented hereby or any interest therein agrees to be bound. Unit holders may, under certain circumstances, be required to return to the Partnership a portion of cash distributions from the Partnership to them, in the event the Partnership does not have assets sufficient to discharge its liabilities.

          WITNESS the facsimile seal of the General Partner of the Partnership and the facsimile signature of its duly authorized officer or agent.

Dated: _____________________             THREE WINTHROP PROPERTIES, INC.

                                            By: ________________________________
                                                   Authorized Officer/Agent

          The Preferred Units represented by this Certificate have not been registered under the securities laws of certain states, in reliance on exemptions therefrom. Preferred Units may not be sold or transferred without registration of such Preferred Units under such securities laws unless such Preferred Units are sold in a transaction which is exempt from registration thereunder, and the General Partner may require as a condition of transfer the delivery of an opinion to the effect that such transfer complies with all applicable Federal and state securities laws.

                            (REVERSE OF CERTIFICATE)


          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OF ARIZONA, CONNECTICUT, INDIANA, MINNESOTA, NORTH DAKOTA, PENNSYLVANIA, TENNESSEE, TEXAS, UTAH, AND WASHINGTON AND MAY NOT BE REOFFERED FOR SALE, TRANSFERRED, RESOLD OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER FEDERAL AND STATE SECURITIES LAWS OR UNLESS AN EXEMPTION UNDER SUCH LAWS EXISTS.

          WITH RESPECT TO INVESTORS WHO ARE RESIDENTS OF MAINE, THESE SECURITIES ARE BEING SOLD PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE BANK SUPERINTENDENT OF THE STATE OF MAINE UNDER SECTION 1O502(2)(R) OF TITLE 32 OF THE MAINE REVISED STATUTES. THESE SECURITIES MAY BE DEEMED RESTRICTED SECURITIES AND AS SUCH THE HOLDER MAY NOT BE ABLE TO RESELL THE SECURITIES UNLESS PURSUANT TO REGISTRATION UNDER STATE OR FEDERAL SECURITIES LAWS OR UNLESS AN EXEMPTION UNDER SUCH LAWS EXISTS.